UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Reven Housing REIT, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

12116R106

(CUSIP Number)

Xiaofan Bai

Director

King Apex Group Holdings IV Limited

28C, 500 Zhangyang Road

Shanghai, China

Telephone: (+86) 021 61652930

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 5, 2014

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) King Apex Group Holdings IV Limited (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (2)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Boom Rich Investment Limited (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000 (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	Boom Rich Investment Limited owns approximately 45.45% of King Apex Group Holdings IV Limited (“King Apex IV”).
(3)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Xuling Wang (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) PF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000 (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	Mrs. Wang is a controlling investor of Boom Rich Investment Limited, and as such may be deemed to have shared voting and dispositive power over the shares held by King Apex IV.
(3)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) King Apex Group Holdings Limited (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000 (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	King Apex Group Holdings Limited owns approximately 22.73% of King Apex IV.
(3)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chaoyin Wei (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) PF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000 (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	Mr. Wei owns approximately 11.36% of King Apex IV.
(3)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jia Meng (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) PF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000 (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	Mrs. Meng owns approximately 5.68% of King Apex IV.
(3)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Wenbiao Bai (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) PF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000 (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	Mr. Bai owns approximately 5.68% of King Apex IV.
(3)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Zhigang Sun (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) PF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000 (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	Mr. Sun owns approximately 5.68% of King Apex IV.
(3)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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CUSIP No. 12116R106

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Lisha Shi (1)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (See Instructions) PF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER
	8.	SHARED VOTING POWER 2,150,000
	9.	SOLE DISPOSITIVE POWER
	10.	SHARED DISPOSITIVE POWER 2,150,000 (2)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,150,000
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.6% (3)
14.	TYPE OF REPORTING PERSON (See Instructions) IN

(1)	The filing of this joint Schedule 13D/A shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the Statement.
(2)	Mrs. Shi owns approximately 3.41% of King Apex IV.
(3)	Based on 7,016,796 shares outstanding as of June 12, 2015, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

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ITEM 1. SECURITY AND ISSUER

This Amendment No. 1 (this “Amendment”) amends and supplements the statement on Schedule 13D filed on behalf of the Reporting Persons with the Securities and Exchange Commission on September 16, 2014 (the “Statement”). This Amendment relates to the common stock, par value $0.001 per share (the “Common Stock”), of Reven Housing REIT, Inc., a Maryland corporation (the “Issuer”). The address of the principal executive office of the Issuer is 7911 Herschel Avenue, Suite 201, La Jolla, California 92037.

Except as specifically amended by this Amendment, the disclosure in the Statement remains in full force and effect. Capitalized terms used in this Amendment but not otherwise defined shall have the meanings given to such terms in the Statement.

ITEM 4. PURPOSE OF TRANSACTION

Item 4 of the Statement is supplemented as follows:

On November 5, 2014, the Issuer effected a 1-for-20 reverse split (“Reverse Split”) of its issued and outstanding shares of Common Stock. This Amendment is being filed for purposes of reporting the post-split share amounts of the Issuer’s Common Stock beneficially owned by the Reporting Persons. All share amounts in this Amendment give effect to the Reverse Split.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

Item 5(a) of the Statement is hereby amended and restated in its entirety as follows:

(a)	As of the date of this Amendment, the Reporting Persons may be deemed to beneficially own an aggregate of 2,150,000 shares of Common Stock, which constitutes 30.6% of the shares of Common Stock outstanding. The percentage set forth in Row 13 of the cover page and this Item 5(a) assumes that 7,016,796 shares of Common Stock were outstanding as of the date of this Amendment, as reported in the Issuer’s Amendment No. 2 to Form S-11 filed on June 12, 2015.

Item 5(b) of the Statement is hereby amended and restated in its entirety as follows:

(b)	The Investor (i) shares the power to vote or direct the vote of 2,150,000 shares of Common Stock to which this Statement relates; (ii) has the sole power to vote or direct the vote of 0 shares of Common Stock to which this Statement relates; (iii) shares the power to dispose or direct the disposition of the 2,150,000 shares of Common Stock to which this Statement relates; and (iv) has the sole power to dispose or direct the disposition of 0 shares of Common Stock to which this Statement relates. Each of the Reporting Persons, other than the Investor, (i) shares the power to vote or direct the vote of 2,150,000 shares of Common Stock to which this Statement relates; (ii) has the sole power to vote or direct the vote of 0 shares of Common Stock to which this Statement relates; (iii) shares the power to dispose or direct the disposition of the 2,150,000 shares of Common Stock to which this Statement relates; and (iv) has the sole power to dispose or direct the disposition of 0 shares of Common Stock to which this Statement relates.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 27, 2015	KING APEX GROUP HOLDINGS IV LIMITED

	By:	/s/ Xiaofan Bai
Xiaofan Bai, CEO

BOOM RICH INVESTMENT LIMITED

	By:	/s/ Xiaofan Bai*
Xuling Wang, CEO

/s/ Xiaofan Bai*
XULING WANG

KING APEX GROUP HOLDINGS LIMITED

	By:	/s/ Xiaofan Bai
Xiaofan Bai, CEO

/s/ Xiaofan Bai*
CHAOYIN WEI

/s/ Xiaofan Bai*
JIA MENG

/s/ Xiaofan Bai*
WENBIAO BAI

/s/ Xiaofan Bai*
ZHIGANG SUN

/s/ Xiaofan Bai*
LISHA SHI

*Executed by Xiaofan Bai pursuant to Power of Attorney (incorporated herein by reference to Exhibit 2 of the Issuer’s Schedule 13D filed on September 16, 2014)

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